Exhibit 99.1
Investor Contact: Brad Ankerholz
Graphic Packaging Holding Company
770-644-3062
Graphic Packaging Holding Company Reports Fourth Quarter and Full Year 2011 Results
Financial Highlights

•	Q4 Net Sales increased 4.0% versus the prior year period.

•	Q4 Adjusted EBITDA increased 10.4% to $146.5 million, versus $132.7 million in the prior year period.

•	Q4 Net Debt declined by $112.6 million, resulting in full year 2011 Net Debt reduction of $346.4 million.

•	Combined multi-wall bag and specialty plastics packaging businesses with Delta Natural Kraft and Mid-America Packaging.

MARIETTA, GA, February 23, 2012. Graphic Packaging Holding Company (NYSE: GPK), (the “Company”), a leading provider of packaging solutions to food, beverage and other consumer products companies, today reported Net Income for fourth quarter 2011 of $265.6 million, or $0.67 per share, based upon 396.3 million weighted average diluted shares. This compares to fourth quarter 2010 Net Income of $19.6 million, or $0.06 per share, based upon 348.8 million weighted average diluted shares. Fourth quarter 2011 Net Income was positively impacted by the release of a $265.2 million tax valuation allowance. The valuation allowance release was based on the Company's assessment that it is more likely than not that the Company's U.S. federal and a substantial portion of its state deferred tax assets will be realized.
When adjusting for the $265.2 million tax valuation release and $6.6 million of other special charges, Adjusted Net Income for the fourth quarter of 2011 was $7.0 million, or $0.02 per diluted share. This compares to fourth quarter 2010 Adjusted Net Income of $20.6 million or $0.06 per diluted share. Due to the release of the tax valuation allowance, fourth quarter Adjusted Net Income was negatively impacted by the recognition of non-cash income tax expense attributable to the full year 2011. If the Company had used a normalized tax rate of 38.5% in the fourth quarters of 2011 and 2010, Adjusted Net Income would have been $24.4 million or $0.06 per diluted share in the fourth quarter of 2011, and $11.1 million or $0.03 per diluted share in the fourth quarter of 2010.
For the full year 2011, Net Income was $276.9 million, or $0.73 per diluted share, based on 381.7 million weighted average diluted shares. This compares to 2010 Net Income of $10.7 million or $0.03 per diluted share, based on 347.4 million weighted average diluted shares. Full year 2011 Adjusted Net Income was $100.7 million or $0.26 per diluted share, compared to full year 2010 Adjusted Net Income of $74.2 million, or $0.22 per diluted share.
“We delivered a solid fourth quarter, as strong price recovery and improved performance continued to drive higher revenues and expanded margins,” said CEO David Scheible. “Although end-consumer demand has yet to rebound, our fourth quarter volume and mix trends were positive as a result of share gains in consumer products, new product introductions and a slight increase in the underlying business. I remain cautiously optimistic on volume heading into 2012.”
“I'm also pleased with the progress we made in 2011 toward deleveraging our balance sheet. Our continued focus on operating performance and cost reduction initiatives helped deliver $218 million in annual Net Debt reduction from operations. Including the debt reduction resulting from our second quarter equity offering, total Net Debt was reduced by over $346 million. As a result, our Net Leverage Ratio declined to 3.5 times Adjusted EBITDA from 4.3 times a year ago. We remain committed to further deleveraging in 2012, thereby adding value for our shareholders.”
“Lastly, I'm excited about combining our multi-wall bag and specialty plastics business with Delta Natural Kraft and Mid-America Packaging, This combination further strengthens Graphic's leading position in multi-wall bags, while vertically integrating our converting assets with the kraft paper capacity of Delta Natural Kraft. We expect the combination to yield over $20 million of annualized synergies and this positions us well for a rebound of the end markets served by these products.”

Combination with Delta Natural Kraft, LLC and Mid-America Packaging, LLC
On December 8, 2011, the Company combined its multi-wall bag and specialty plastics packaging businesses with the kraft paper and multi-wall bag businesses of Delta Natural Kraft, LLC and Mid-America Packaging, LLC (collectively "DNK"), both wholly-owned subsidiaries of Capital Five Investments, LLC ("CVI"). Under the terms of the transaction, the Company formed a new limited liability company, Graphic Flexible Packaging, LLC ("GFP") and contributed the net assets of its multi-wall bag and specialty plastics packaging businesses to it. CVI concurrently contributed its ownership interests in DNK to GFP. Neither party received cash consideration as part of the transaction. However, concurrent with the transaction, approximately $26 million of DNK third party debt was repaid with the proceeds of an intercompany loan from the Company. After the combination, the Company owns approximately 87% of GFP and consolidates its results of operations. The remaining 13% of GFP is owned by CVI. GFP is included in the flexible packaging segment.
Net Sales
Net Sales increased 4.0% to $1,051.7 million during fourth quarter 2011, compared to fourth quarter 2010 Net Sales of $1,011.6 million. The $40.1 million increase resulted from $26.9 million of higher pricing, $11.6 million of favorable volume (primarily related to the addition of DNK beginning on December 8, 2011) and $1.6 million of favorable exchange rates. Full year 2011 Net Sales were $4,206.3 million, or $111.3 million higher than 2010.
On a segment basis, Paperboard Packaging sales, which comprised 83.4% of total fourth quarter Net Sales, increased 4.0% compared to the fourth quarter of 2010. The increase reflected strong inflationary price recovery and higher open market board pricing. Net sales in the Flexible Packaging segment increased 3.7% compared to the fourth quarter of 2010. The increase was primarily the result of inflationary price recovery and the addition of DNK beginning on December 8, 2011.
Attached is supplemental data showing Net Tons Sold, Net Sales and Income (Loss) from Operations by business segment for each quarter of 2011 and 2010.
EBITDA
EBITDA for fourth quarter 2011 was $135.8 million. Excluding $10.7 million of special charges, Adjusted EBITDA was $146.5 million. This compares to fourth quarter 2010 EBITDA of $131.7 million and Adjusted EBITDA of $132.7 million.
Full year 2011 EBITDA was $480.5 million. Excluding a $96.3 million non-cash Goodwill Impairment Charge to the Company's Flexible Packaging business and $14.5 million of other special charges, full year 2011 Adjusted EBITDA was $591.3 million. This compares to full year 2010 EBITDA of $510.4 million and Adjusted EBITDA of $573.9 million.
When comparing against the prior year quarter, Adjusted EBITDA in the fourth quarter of 2011 was positively impacted by $26.9 million of higher pricing and $19.9 million of improved operating performance and cost reduction initiatives. These were partially offset by $33.0 million of inflation.
Other Results
At the end of 2011, the Company's total debt was $2,365.8 million, or $213.3 million lower than debt of $2,579.1 million at the end of 2010. Taking cash and cash equivalents into account, total Net Debt at the end of 2011 was $2,094.0 million. This represents a reduction of $346.4 million in Net Debt during 2011. The Company's Net Leverage Ratio decreased to 3.54 times Adjusted EBITDA at the end of 2011, from 4.25 times at the end of 2010. Including cash and cash equivalents, at December 31, 2011, the Company had available liquidity of $606.3 million, including the undrawn availability under its $400 million revolving credit facility. The Company is currently pursuing a refinancing of its senior secured credit facility to address the May 2013 maturity of its revolving credit facility and to take advantage of currently attractive debt markets.
The Company generated $188.9 million of Net Cash Provided by Operating Activities in the fourth quarter of 2011. This compares to $169.1 million in the fourth quarter of 2010. For full year 2011, Net Cash Provided by Operating Activities was $387.8 million compared to $338.1 million in 2010.
Net Interest Expense was $34.2 million in fourth quarter 2011, compared to $40.5 million in fourth quarter 2010. Full year 2011 Net Interest Expense was $144.9 million compared to $174.5 million in 2010. The decrease was due to both lower debt balances and lower effective interest rates.
During the fourth quarter of 2011, the Company recognized Income Tax Benefit of $234.5 million on Income before Income Taxes and Equity Income of Unconsolidated Entities of $28.9 million. During the fourth quarter of 2010, the Company recognized Income Tax Benefit of $2.3 million on Income before Income Taxes and Equity Income of Unconsolidated Entities of $17.1 million. Income Tax Benefit for fourth quarter 2011 primarily relates to the non-cash benefit of $265.2 million associated with the release of the Company's U.S. federal and a substantial portion of its state deferred tax asset valuation allowance. The valuation allowance release was based on the Company's assessment that it is more likely than not that the Company's U.S. federal and a substantial portion of its state deferred tax assets will be realized. The Company has approximately $1.2 billion of NOLs for U.S. federal income tax purposes, which may be used to offset future taxable income.
Capital expenditures for fourth quarter 2011 were $51.7 million compared to $48.9 million in the fourth quarter of 2010. For full year 2011, capital expenditures were $160.1 million compared to $122.8 million in 2010.
Under the terms of its Credit Agreement, the Company must comply with a maximum consolidated secured leverage ratio. As of December 31, 2011, the Company's ratio was 2.47 to 1.00, in compliance with the required maximum ratio of 4.75 to 1.00. The calculation of this ratio, along with a tabular reconciliation of EBITDA, Adjusted EBITDA, Credit Agreement EBITDA, Adjusted Net Income and Net Leverage Ratio, is attached to this release.
Earnings Call
The Company will host a conference call at 10:00 am eastern time today (February 23, 2012) to discuss the results of fourth quarter and full year 2011. To access the conference call, listeners calling from within North America should dial 800-392-9489 at least 10 minutes prior to the start of the conference call (Conference ID # 47596102). Listeners may also access the audio webcast, along with a slide presentation, at the Investor Relations section of the Graphic Packaging website: http://www.graphicpkg.com. Replays of the call can be accessed for one week by dialing 855-859-2056.
Forward Looking Statements
Any statements of the Company's expectations in this press release constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements, including but not limited to, assessments regarding the Company's deferred tax assets, product sale volumes, further deleveraging of the Company and expected synergies from the combination with Delta Natural Kraft, LLC and Mid-America Packaging, LLC are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company's present expectations. These risks and uncertainties include, but are not limited to, the Company's substantial amount of debt, inflation of and volatility in raw material and energy costs, cutbacks in consumer spending that could affect demand for the Company's products or actions taken by our customers in response to the difficult economic environment, continuing pressure for lower cost products, the Company's ability to implement its business strategies, including productivity initiatives and cost reduction plans, currency movements and other risks of conducting business internationally, volatility in the credit and securities markets and the impact of regulatory and litigation matters, including the continued availability of the Company's net operating loss offset to taxable income, and those that impact the Company's ability to protect and use its intellectual property. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements. Additional information regarding these and other risks is contained in the Company's periodic filings with the SEC.
About Graphic Packaging Holding Company

Graphic Packaging Holding Company (NYSE:GPK), headquartered in Marietta, Georgia, is a leading provider of packaging solutions for a wide variety of products to food, beverage and other consumer products companies.  The Company is one of the largest producers of folding cartons and holds a leading market position in coated-unbleached kraft, coated-recycled boxboard and specialty packaging. The Company's customers include some of the most widely recognized companies in the world. Additional information about Graphic Packaging, its business and its products, is available on the Company's web site at www.graphicpkg.com.

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In millions, except per share amounts	2011	2010	2011	2010
Net Sales	$1,051.7	$1,011.6	$4,206.3	$4,095.0
Cost of Sales	891.8	868.1	3,568.8	3,501.8
Selling, General and Administrative	87.2	83.7	342.4	320.4
Other (Income) Expense, Net	(1.1)	1.2	(2.7)	(1.8)
Goodwill Impairment, Restructuring and Other Special Charges	10.7	—	107.5	55.1
Income from Operations	63.1	58.6	190.3	219.5
Interest Expense, Net	(34.2)	(40.5)	(144.9)	(174.5)
Loss on Modification or Extinguishment of Debt	—	(1.0)	(2.1)	(8.4)
Income before Income Taxes and Equity Income of Unconsolidated Entities	28.9	17.1	43.3	36.6
Income Tax Benefit (Expense)	234.5	2.3	229.8	(27.5)
Income before Equity Income of Unconsolidated Entities	263.4	19.4	273.1	9.1
Equity Income of Unconsolidated Entities	0.5	0.2	2.1	1.6
Net Income	$263.9	$19.6	$275.2	$10.7
Net Loss Attributable to Noncontrolling Interests	1.7	—	1.7	—
Net Income Attributable to Graphic Packaging Holding Company	$265.6	$19.6	$276.9	$10.7

Net Income Per Share Attributable to Graphic Packaging Holding Company — Basic	$0.68	$0.06	$0.74	$0.03
Net Income Per Share Attributable to Graphic Packaging Holding Company — Diluted	$0.67	$0.06	$0.73	$0.03

Weighted Average Number of Shares Outstanding — Basic	390.8	344.1	376.3	343.8
Weighted Average Number of Shares Outstanding — Diluted	396.3	348.8	381.7	347.4

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	December 31,
In millions, except share and per share amounts	2011	2010

ASSETS
Current Assets:
Cash and Cash Equivalents	$271.8	$138.7
Receivables, Net	401.9	382.2
Inventories, Net	479.1	417.3
Other Current Assets	161.3	75.4
Total Current Assets	1,314.1	1,013.6
Property, Plant and Equipment, Net	1,622.1	1,641.5
Goodwill	1,135.7	1,205.2
Intangible Assets, Net	535.9	576.6
Other Assets	41.9	47.7
Total Assets	$4,649.7	$4,484.6

LIABILITIES
Current Liabilities:
Short-Term Debt and Current Portion of Long-Term Debt	$30.1	$26.0
Accounts Payable	411.4	361.5
Interest Payable	23.0	28.4
Other Accrued Liabilities	181.0	179.8
Total Current Liabilities	645.5	595.7
Long-Term Debt	2,335.7	2,553.1
Deferred Income Tax Liabilities	63.0	241.1
Other Noncurrent Liabilities	424.0	347.7

Commitments and Contingencies
Contingently Redeemable Noncontrolling Interests	14.8	—

SHAREHOLDERS’ EQUITY
Preferred Stock, par value $.01 per share; 100,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock, par value $.01 per share; 1,000,000,000 shares authorized; 389,474,786 and 343,698,778 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively	3.9	3.4
Capital in Excess of Par Value	2,177.5	1,965.2
Accumulated Deficit	(731.4)	(1,008.3)
Accumulated Other Comprehensive Loss	(282.1)	(213.3)
Total Graphic Packaging Holding Company Shareholders’ Equity	1,167.9	747.0
Noncontrolling Interests	(1.2)	—
Total Equity	$1,166.7	$747.0
Total Liabilities and Shareholders’ Equity	$4,649.7	$4,484.6

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended December 31,
In millions	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$275.2	$10.7
Non-cash Items Included in Net Income:
Depreciation and Amortization	278.4	288.7
Goodwill Impairment Charge	96.3	—
Deferred Income Taxes	(238.4)	21.6
Amount of Postretirement Expense Less Than Funding	(38.8)	(18.2)
Other, Net	35.9	32.0
Changes in Operating Assets and Liabilities	(20.8)	3.3
Net Cash Provided by Operating Activities	387.8	338.1

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Spending	(160.1)	(122.8)
Acquisition of Business	(51.9)	—
Other, Net	0.2	0.1
Net Cash Used in Investing Activities	(211.8)	(122.7)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Proceeds from Issuance of Common Stock	237.7	—
Repurchase of Common Stock	(32.9)	—
Proceeds from Issuance or Modification of Debt	—	30.6
Payments on Debt	(249.2)	(246.4)
Borrowings under Revolving Credit Facilities	92.1	138.8
Payments on Revolving Credit Facilities	(89.6)	(139.7)
Redemption and Early Tender Premiums and Debt Issuance Costs	—	(10.9)
Other, Net	(0.3)	0.2
Net Cash Used in Financing Activities	(42.2)	(227.4)

Effect of Exchange Rate Changes on Cash	(0.7)	0.9

Net Increase (Decrease) in Cash and Cash Equivalents	133.1	(11.1)
Cash and Cash Equivalents at Beginning of Period	138.7	149.8
Cash and Cash Equivalents at End of Period	$271.8	$138.7

Reconciliation of Non-GAAP Financial Measures

The tables below set forth the calculation of the Company's earnings before interest expense, income tax expense, equity income of unconsolidated entities, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio. Adjusted EBITDA and Adjusted Net Income exclude charges associated with: the Company's combination with Altivity Packaging, LLC and other business combinations; goodwill and asset impairments; and the modification or extinguishment of debt. The Company's management believes that the presentation of EBITDA, Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio provides useful information to investors because these measures are regularly used by management in assessing the Company's performance. EBITDA, Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio are financial measures not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), and are not measures of net income, operating income, operating performance or liquidity presented in accordance with GAAP.
EBITDA, Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio should be considered in addition to results prepared in accordance with GAAP, but should not be considered substitutes for or superior to GAAP results. In addition, our EBITDA, Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio may not be comparable to Adjusted EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate such measures in the same manner as we do.

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions, except per share amounts	2011	2010	2011	2010
Net Income Attributable to Graphic Packaging Holding Company	$265.6	$19.6	$276.9	$10.7
Add (Subtract):
Net Loss Attributable to Noncontrolling Interests	(1.7)	—	(1.7)	—
Income Tax (Benefit) Expense	(234.5)	(2.3)	(229.8)	27.5
Equity Income of Unconsolidated Entities	(0.5)	(0.2)	(2.1)	(1.6)
Interest Expense, Net	34.2	40.5	144.9	174.5
Depreciation and Amortization	72.7	74.1	292.3	299.3
EBITDA	135.8	131.7	480.5	510.4
Charges Associated with Business Combinations	0.7	—	2.4	55.1
Asset Impairment and Other Special Charges	10.0	—	10.0	—
Goodwill Impairment Charge	—	—	96.3	—
Loss on Modification or Extinguishment of Debt	—	1.0	2.1	8.4
Adjusted EBITDA	$146.5	$132.7	$591.3	$573.9

Net Income Attributable to Graphic Packaging Holding Company	$265.6	$19.6	$276.9	$10.7
Charges Associated with Business Combinations (Net of Tax) **	0.4	—	1.5	55.1
Asset Impairment and Other Special Charges (Net of Tax) **	6.2	—	6.2	—
Goodwill Impairment Charge (Net of Tax) **	—	—	80.0	—
Loss on Modification or Extinguishment of Debt (Net of Tax) **	—	1.0	1.3	8.4
Tax Benefit Associated with Release of Tax Valuation Allowance	(265.2)	—	(265.2)	—
Adjusted Net Income	$7.0	$20.6	$100.7	$74.2

Per Share — Basic
Net Income Attributable to Graphic Packaging Holding Company	$0.68	$0.06	$0.74	$0.03
Charges Associated with Business Combinations (Net of Tax)	0.00	—	0.00	0.16
Asset Impairment and Other Special Charges (Net of Tax)	0.02	—	0.02	—
Goodwill Impairment Charge (Net of Tax)	—	—	0.21	—
Loss on Modification or Extinguishment of Debt (Net of Tax)	—	0.00	0.00	0.02
Tax Benefit Associated with Release of Tax Valuation Allowance	(0.68)	—	(0.70)	—
Adjusted Net Income*	$0.02	$0.06	$0.27	$0.22

Per Share — Diluted
Net Income Attributable to Graphic Packaging Holding Company	$0.67	$0.06	$0.73	$0.03
Charges Associated with Business Combinations (Net of Tax)	0.00	—	0.00	0.16
Asset Impairment and Other Special Charges (Net of Tax)	0.02	—	0.02	—
Goodwill Impairment Charge (Net of Tax)	—	—	0.21	—
Loss on Modification or Extinguishment of Debt (Net of Tax)	—	0.00	0.00	0.02
Tax Benefit Associated with Release of Tax Valuation Allowance	(0.67)	—	(0.69)	—
Adjusted Net Income*	$0.02	$0.06	$0.26	$0.22
* May not foot due to rounding
** The tax impact is for 2011 only

GRAPHIC PACKAGING HOLDING COMPANY
Reconciliation of Non-GAAP Financial Measures
(Continued)

	Twelve Months Ended
	December 31,	December 31,	December 31,
In millions	2011	2010	2009
Net Income Attributable to Graphic Packaging Holding Company	$276.9	$10.7	$56.4
Add (Subtract):
Net Loss Attributable to Noncontrolling Interests	(1.7)	—	—
Income Tax (Benefit) Expense	(229.8)	27.5	24.1
Equity Income of Unconsolidated Entities	(2.1)	(1.6)	(1.3)
Interest Expense, Net	144.9	174.5	196.4
Depreciation and Amortization	292.3	299.3	326.8
EBITDA	480.5	510.4	602.4
Charges Associated with Business Combinations	2.4	55.1	71.7
Asset Impairment and Other Special Charges	10.0	—	13.0
Goodwill Impairment Charge	96.3	—	—
Loss on Modification or Extinguishment of Debt	2.1	8.4	7.1
Alternative Fuel Tax Credits Net of Expenses	—	—	(137.8)
Adjusted EBITDA	$591.3	$573.9	$556.4

	December 31,	December 31,	December 31,
Calculation of Net Debt:	2011	2010	2009
Short-Term Debt and Current Portion of Long-Term Debt	$30.1	$26.0	$17.6
Long-Term Debt	2,335.7	2,553.1	2,782.6
Less:
Cash and Cash Equivalents	(271.8)	(138.7)	(149.8)
Total Net Debt	$2,094.0	$2,440.4	$2,650.4

Net Leverage Ratio (Net Debt/Adjusted EBITDA)	3.54	4.25	4.76

	Three Months Ended December 31,
In millions	2011	2010
Income before Income Taxes and Equity Income of Unconsolidated Entities	$28.9	$17.1
Charges Associated with Business Combinations	0.7	—
Asset Impairment and Other Special Charges	10.0	—
Loss on Modification or Extinguishment of Debt	—	1.0
Adjusted Pre-Tax Income	$39.6	$18.1

Income Tax Expense at Normalized Tax Rate of 38.5%	(15.2)	(7.0)
Adjusted Net Income with Normalized Tax Rate	$24.4	$11.1

Adjusted Net Income with Normalized Tax Rate Per Diluted Share	$0.06	$0.03

GRAPHIC PACKAGING HOLDING COMPANY
Reconciliation of Non-GAAP Financial Measures
(Continued)
The Credit Agreement dated May 16, 2007, as amended (“the Credit Agreement”) and the indentures governing the Company's 9.5% Senior Notes due 2017 and the 7.875% Senior Notes due 2018 (“the Notes”) limit the Company's ability to incur additional indebtedness. Additional covenants contained in the Credit Agreement, among other things, restrict the ability of the Company to dispose of assets, incur guarantee obligations, prepay other indebtedness, make dividends and other restricted payments, create liens, make equity or debt investments, make acquisitions, modify terms of the indentures under which the Notes are issued, engage in mergers or consolidations, change the business conducted by the Company and its subsidiaries, and engage in certain transactions with affiliates. Such restrictions, together with the highly leveraged nature of the Company and disruptions in the credit markets, could limit the Company's ability to respond to changing market conditions, fund its capital spending program, provide for unexpected capital investments or take advantage of business opportunities.
Under the terms of the Credit Agreement, the Company must comply with a maximum consolidated secured leverage ratio, which is defined as the ratio of: (a) total long-term and short-term indebtedness of the Company and its consolidated subsidiaries as determined in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), plus the aggregate cash proceeds received by the Company and its subsidiaries from any receivables or other securitization but excluding therefrom (i) all unsecured indebtedness, (ii) all subordinated indebtedness permitted to be incurred under the Credit Agreement, and (iii) all secured indebtedness of foreign subsidiaries to (b) Adjusted EBITDA, which we refer to as Credit Agreement EBITDA(1). Pursuant to this financial covenant, the Company must maintain a maximum consolidated secured leverage ratio of less than the following:

Maximum Consolidated
Secured Leverage Ratio(1)
October 1, 2009 and thereafter	4.75 to 1.00

Note:

(1)
Credit Agreement EBITDA is defined in the Credit Agreement as consolidated net income before consolidated net interest expense, non-cash expenses and charges, total income tax expense, depreciation expense, expense associated with amortization of intangibles and other assets, non-cash provisions for reserves for discontinued operations, extraordinary, unusual or non-recurring gains or losses or charges or credits, gain or loss associated with sale or write-down of assets not in the ordinary course of business, any income or loss accounted for by the equity method of accounting, and projected run rate cost savings, prior to or within a twelve month period.

At December 31, 2011, the Company was in compliance with the financial covenant in the Credit Agreement and the ratio was as follows:
Consolidated Secured Leverage Ratio — 2.47 to 1.00
The Company's management believes that presentation of the consolidated secured leverage ratio and Credit Agreement EBITDA herein provides useful information to investors because borrowings under the Credit Agreement are a key source of the Company's liquidity, and the Company's ability to borrow under the Credit Agreement is dependent on, among other things, its compliance with the financial ratio covenant. Any failure by the Company to comply with this financial covenant could result in an event of default, absent a waiver or amendment from the lenders under such agreement, in which case the lenders may be entitled to declare all amounts owed to be due and payable immediately.
Credit Agreement EBITDA is a financial measure not calculated in accordance with U.S. GAAP, and is not a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. Credit Agreement EBITDA should be considered in addition to results prepared in accordance with U.S. GAAP, but should not be considered a substitute for or superior to U.S. GAAP results. In addition, Credit Agreement EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies because other companies may not calculate Credit Agreement EBITDA in the same manner as the Company does.

The calculations of the components of the maximum consolidated secured leverage ratio for and as of the period ended December 31, 2011 are listed below:

Twelve Months Ended
In millions	December 31, 2011
Net Income	$275.2
Income Tax Benefit	(229.8)
Interest Expense, Net	144.9
Depreciation and Amortization	278.4
Equity Income of Unconsolidated Entities, Net of Dividends	(0.7)
Other Non-Cash Charges	39.5
Losses Associated with Sale/Write-Down of Assets	7.0
Other Non-Recurring/Extraordinary/Unusual Items	102.6
Projected Run Rate Cost Savings (a)	61.7
Credit Agreement EBITDA	$678.8

As of
In millions	December 31, 2011
Short-Term Debt	$30.1
Long-Term Debt	2,335.7
Total Debt	$2,365.8
Less Adjustments(b)	688.1
Consolidated Secured Indebtedness	$1,677.7

Note:

(a)
As defined by the Credit Agreement, this represents projected cost savings expected by the Company to be realized as a result of specific actions taken or expected to be taken prior to or within twelve months of the period in which Credit Agreement EBITDA is to be calculated, net of the amount of actual benefits realized or expected to be realized from such actions.

The terms of the Credit Agreement limit the amount of projected run rate cost savings that may be used in calculating Credit Agreement EBITDA by stipulating that such amount may not exceed the lesser of (i) ten percent of EBITDA as defined in the Credit Agreement for the last twelve-month period (before giving effect to projected run rate cost savings) or (ii) $100 million. As a result, in calculating Credit Agreement EBITDA above, the Company used projected run rate cost savings of $61.7 million, or ten percent of EBITDA, as calculated in accordance with the Credit Agreement, which amount is lower than total projected cost savings identified by the Company, net of actual benefits realized for the twelve month period ended December 31, 2011. Projected run rate cost savings were calculated by the Company solely for its use in calculating Credit Agreement EBITDA for purposes of determining compliance with the maximum consolidated secured leverage ratio contained in the Credit Agreement and should not be used for any other purpose.

(b)
Represents consolidated indebtedness/securitization that is either (i) unsecured, or (ii) Permitted Subordinated Indebtedness as defined in the Credit Agreement, or secured indebtedness permitted to be incurred by the Company's foreign subsidiaries per the Credit Agreement.

If inflationary pressures on key inputs continue, or depressed selling prices, lower sales volumes, increased operating costs or other factors have a negative impact on the Company's ability to increase its profitability, the Company may not be able to maintain its compliance with the financial covenant in its Credit Agreement. The Company's ability to comply in future periods with the financial covenant in the Credit Agreement will depend on its ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, business and other factors, many of which are beyond the Company's control, and will be substantially dependent on the selling prices for the Company's products, raw material and energy costs, and the Company's ability to successfully implement its overall business strategies and meet its profitability objective. If a violation of the financial covenant or any of the other covenants occurred, the Company would attempt to obtain a waiver or an amendment from its lenders, although no assurance can be given that the Company would be successful in this regard. The Credit Agreement and the indentures governing the Notes have certain cross-default or cross-acceleration provisions; failure to comply with these covenants in any agreement could result in a violation of such agreement which could, in turn, lead to violations of other agreements pursuant to such cross-default or cross-acceleration provisions. If an event of default occurs, the lenders are entitled to declare all amounts owed to be due and payable immediately. The Credit Agreement is collateralized by substantially all of the Company's domestic assets.

GRAPHIC PACKAGING HOLDING COMPANY
Unaudited Supplemental Data

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
2011
Net Tons Sold (000's)
Paperboard Packaging	600.4	636.3	627.4	618.8
Flexible Packaging	N.M.	N.M	N.M.	N.M.

Net Sales ($ Millions):
Paperboard Packaging	$825.0	$907.2	$894.1	$877.6
Flexible Packaging	175.6	173.5	179.2	174.1
Total	$1,000.6	$1,080.7	$1,073.3	$1,051.7

Income (Loss) from Operations ($ Millions):
Paperboard Packaging	$74.4	$90.8	$93.0	$86.5
Flexible Packaging	6.0	0.6	(94.2)	1.5
Corporate	(11.8)	(15.1)	(16.5)	(24.9)
Total	$68.6	$76.3	$(17.7)	$63.1

2010
Net Tons Sold (000's)
Paperboard Packaging	627.6	655.1	646.0	621.6
Flexible Packaging	N.M.	N.M.	N.M.	N.M.

Net Sales ($ Millions):
Paperboard Packaging	$834.6	$867.8	$873.3	$843.7
Flexible Packaging	169.5	168.7	169.5	167.9
Total	$1,004.1	$1,036.5	$1,042.8	$1,011.6

Income (Loss) from Operations ($ Millions):
Paperboard Packaging	$75.7	$75.0	$86.8	$66.2
Flexible Packaging	6.7	4.5	1.6	5.2
Corporate	(22.8)	(56.7)	(9.9)	(12.8)
Total	$59.6	$22.8	$78.5	$58.6